CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 89 to Registration Statement No. 333-125751 on Form N-1A of our report dated February 23, 2016, relating to the financial statements and financial highlights of First Trust CBOE(R) S&P 500(R) VIX(R) Tail Hedge Fund and First Trust Total US Market AlphaDEX(R) ETF (formerly known as First Trust Value Line(R) Equity Allocation Index Fund), appearing in the Annual Report on Form N-CSR for First Trust Exchange-Traded Fund as of and for the year ended December 31, 2015, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
May 20, 2016